UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
American Woodmark Corporation
(Exact name of registrant as specified in its charter)

Virginia	54-1138147
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3102 Shawnee Drive, Winchester Virginia	22601
(Address of Principal Executive Offices)	(Zip Code)
AMERICAN WOODMARK CORPORATION INVESTMENT SAVINGS STOCK OWNERSHIP PLAN
(Full title of the plan)
Kent B. Guichard President and Chief Executive Officer American Woodmark Corporation 3102 Shawnee Drive Winchester, Virginia 22601
(Name and address of agent for service)

(540) 665-9100
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ⁪	Accelerated filer ☒
Non-accelerated filer ⁪ (Do not check if a smaller reporting company)	Smaller reporting company ⁪

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(3)	Amount of registration fee
American Woodmark Corporation Common Stock, no par value per share	500,000	$27.22	$13,610,000	$1,856.40

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers, in addition to the number of shares of common stock stated above, additional securities that may be offered as a result of stock splits, stock dividends, or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)
Solely for the purpose of calculating the registration fee, the offering price per share, the aggregate offering price, and the amount of the registration fee have been computed in accordance with Rule 457(c) under the Securities Act of 1933, as amended. Accordingly, the price per share of the Common Stock has been calculated to be equal to the average of the high and low prices for a share of the Common Stock as reported by the NASDAQ Global Select Market on January 22, 2013, which is a specified date within five business days prior to the original date of filing of this registration statement.

(3)
Solely for the purpose of calculating the registration fee, the proposed aggregate offering price has been estimated in accordance with Rule 457(h) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement on Form S-8, filed by American Woodmark Corporation, a Virginia corporation (the “Registrant”), registers an additional 500,000 shares of its Common Stock, no par value per share, authorized and reserved for issuance under the American Woodmark Corporation Investment Savings Stock Ownership Plan (the “Plan”), plus an indeterminate amount of participation interests to be offered or sold pursuant to the Plan. These shares will be used to fund the Registrant’s employer contributions to the Plan.  Pursuant to General Instruction E of Form S-8, the Registrant hereby incorporates by reference the contents of its Form S-8 registration statement No. 333-141621 (filed March 28, 2007), other than as superseded hereby.

Item 3.                 Incorporation of Documents by Reference.

      The following documents previously filed by the Registrant and the Plan with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K (File No. 000-14798) filed with the Commission on June 29, 2012 for the fiscal year ended April 30, 2012;
(b)	The Plan’s Annual Report on Form 11-K (File No. 000-14798) filed with the Commission on June 4, 2012 for the plan year ended December 31, 2011;
(c)
The Registrant's Quarterly Reports on Forms 10-Q (File No. 000-14798) filed with the Commission (i) on August 29, 2012 for the fiscal quarter ended July 31, 2012; and (ii) on November 30, 2012 for the fiscal quarter ended October 31, 2012;

(d)	The Registrant's Current Reports on Forms 8-K (File No. 000-14798) filed with the Commission (i) on June 4, 2012 (dated May 29, 2012); and (ii) September 18, 2012 (dated (September 18, 2012); and
(e)
The description of the Registrant's Common Stock, contained in the Registrant's Registration Statement on Form 8-A (File No. 000-14798) filed with the Commission on July 15, 1986 under Section 12 of the Securities Exchange Act of 1934.

        Each document subsequently filed by the Registrant and the Plan with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated into this Registration Statement by reference shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 8. Exhibits.

Exhibit Number	Description	Incorporation by Reference
4.1	Amended Articles of Incorporation of the Registrant	(1)
4.2	Bylaws of the Registrant, as amended	(2)
5.1	Opinion regarding legality of shares of Registrant's Common Stock	(3)
5.2	Undertaking regarding Plan	(4)
23.1	Consent of KPMG LLP	(3)
23.2	Consent of McGuireWoods LLP	(5)
24.1	Power of Attorney	(6)

(1)
Incorporated herein by reference from Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 000-14798) filed with the Commission on September 9, 2004 for the fiscal quarter ended July 31, 2004.

(2)
Incorporated herein by reference from Exhibits 3.2 to the Registrant’s Annual Report on Form 10-K (File No. 000-14798) filed with the Commission on June 30, 2010 for the fiscal year ended April 30, 2010.

(3)	Filed herewith.
(4)	Contained in Item 9 hereof.
(5)	Contained in the Opinion filed as Exhibit 5.1 hereof.
(6)	Contained in the Registrant’s signature page hereof.

Item 9.	Undertakings

A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

D) The undersigned Registrant hereby undertakes that the Registrant will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

REGISTRANT SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winchester, Commonwealth of Virginia, on January 28, 2013.

    AMERICAN WOODMARK CORPORATION

By:	/s/Kent B. Guichard
Kent B. Guichard
Chairman and Chief Executive Officer

We, the undersigned directors and officers of American Woodmark Corporation, do hereby constitute and appoint Kent B. Guichard and Jonathan H. Wolk, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on January 28, 2013.

Signature	Title(s)

/s/Kent B. Guichard
Kent B. Guichard	Chairman and Chief Executive Officer
(Principal Executive Officer)

/s/Jonathan H. Wolk
Jonathan H. Wolk	Senior Vice President and Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

/s/William F. Brandt, Jr.
William F. Brandt, Jr.	Director

/s/Andrew B. Cogan
Andrew B. Cogan	Director

/s/Martha M. Dally
Martha M. Dally	Director

/s/James G. Davis, Jr.
James G. Davis, Jr.	Director

/s/Daniel T. Hendrix
Daniel T. Hendrix	Director

/s/Kent J. Hussey
Kent J. Hussey	Director

/s/Carol B. Moerdyk
Carol B. Moerdyk	Director

/s/Vance W. Tang
Vance W. Tang	Director

PLAN SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator of the American Woodmark Corporation Investment Savings Stock Ownership Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winchester, Commonwealth of Virginia, on January 28, 2013.

AMERICAN WOODMARK CORPORATION INVESTMENT SAVINGS STOCK OWNERSHIP PLAN

By:	/s/Glenn Eanes
Glenn Eanes
Pension Committee Chairman